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                                Exhibit 99.1
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               Press Release of Borland dated October 16, 1996
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FOR IMMEDIATE RELEASE

             BORLAND EXPECTS SECOND QUARTER LOSS OF $.32 TO $.36
                                 PER SHARE;
                      ANNOUNCES COST REDUCTION PROGRAM

SCOTTS VALLEY, Calif.--October 16, 1996--Borland International Inc. today announced that it expects to report a loss for quarter ending Sept. 30, 1996 of between $.32 and $.36 per share on revenues of approximately $36 million.

Concurrently, the company announced a series of actions designed to reduce costs, improve responsiveness to customers, return to profitability and enhance shareholder value.

Paul Emery, vice president and chief financial officer, said that Borland's cost reduction measures, which ultimately are expected to produce annual savings from $15 million to $17 million, include a worldwide restructuring and realignment of its corporate structure to be more consistent with the strategic direction of the company. These actions will reduce corporate headcount by approximately 15 percent or 125 individuals.

Whitney Lynn, acting president and chief executive officer, said that the revised organization structure is designed to simplify the company's operations, eliminate certain redundancies of functions and focus on responsiveness to customers requirements, "The layoffs, the cost reductions and operational streamlining are necessary for Borland's to remain viable and compete effectively in the emerging Internet/intranet and client/server marketplaces," he said. Mr. Lynn said that other cost reduction measures implemented by the company include tighter procedures and cost controls and a renewed emphasis on achieving operational savings through organizational efficiencies.

"These efforts are designed to achieve a cost structure more consistent with revenue expectations," he added.

Borland attributed the losses in the quarter to a slower than expected transition of its sales, marketing and development efforts in moving from desktop markets into departmental and corporate technologies. In addition, market reluctance to adopt client/server products while organizations were evaluating the impact of new Internet/intranet technologies on their information strategies. The company said that early responses to the actions taken during the second quarter to address Borland's desktop products, were, however, encouraging as resellers reported greater sales of repriced and repackaged products.

"To address the shift in the market, we are restructuring the company to reflect our increased commitment to corporate IT s, including departmental and intranet developers," said Mr. Lynn "When the company was restructured in 1995, the company shifted its strategy to focus on products and services for the entire software development community. This year, while continuing to develop for and support our traditional independent developer customer, we are more closely focusing our efforts and increasing our commitment to departmental and corporate IT. We are concentrating on those areas where we feel we have the most potential for future growth."

Borland plans to increase its presence and improve both its credibility and market penetration at all levels, Lynn said, particularly at the corporate level.

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Mr. Lynn stated that Borland's product mix now includes software development tools for the desktop to the enterprise, including the new IntraBuilder tool suites for intranet development, internet-enablement of its Delphi and C++ development tools and as yet unreleased tools for enterprise java development. IntraBuilder, launched in the quarter, is Borland's first pure Internet technologies product which is used to connect corporate data over internal intranets.

The company also noted that its acquisition of client/server enterprise software vendor Open Environment Corporation is nearing completion with the transaction set for closure on November 18.

"Our goal is to increase the sales of existing products while simultaneously pursuing the delivery of new products into the marketplace," Mr. Lynn said.

"No one disputes the technical superiority of our products nor the outstanding capabilities of our people," Lynn said. "With these important strengths, the job of management is to maximize the capabilities of our software technologies and their market potential to produce improved shareholder value. With the changes that we are implementing today, we are confident that we should be able to improve the company's operating results and return to profitability in fiscal 1998," he said.

This release includes forward-looking statements that involve risks and uncertainties. Actual future events or results may differ materially. Readers are referred to the documents filed by Borland with the S.E.C., specifically the most recent reports on Form 10-K and 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

Borland International Inc. (NASDAQ:BORL) is a leading provider of products and services to software developers. Borland is distinguished for its high-quality software develpment tools, which include Delphi, Delphi Client/Server, IntraBuilder, Borland C++, Visual dBASE, Paradox and InterBase. Borland's award-winning products are supported through comprehensive programs for small-and larger-sized software developers corporate developers, value added resellers and systems integrators. Founded in 1983, Borland is headquartered in Scotts Valley, California.

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